FOR IMMEDIATE RELEASE

Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: (410) 269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS YEAR-END 2010
FINANCIAL AND OPERATING RESULTS

ANNAPOLIS, MD – March 28, 2011 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operating results for the year ended December 31, 2010.

For the years ended December 31, 2010 and 2009, PharmAthene recognized revenue of $21.0 million and $27.5 million, respectively.  Revenue for both periods consisted primarily of contract funding from the U.S. government for the development of the Company’s Protexia®, Valortim® and SparVax™ biodefense programs. The reduction in revenue in 2010 is primarily attributable to reduced activities in the Company’s Protexia® and Valortim® programs as a result of the completion of major development activities for Protexia® in 2009 and a partial clinical hold on the Valortim® program which the FDA lifted in December 2010, partially offset by increased revenues under the Company’s SparVax™ program.

Research and development expenses for the years ended December 31, 2010 and 2009 were $20.9 million and $30.2 million, respectively. Research and development expenses for 2010 consisted primarily of research and development activities related to the Company’s Protexia®, SparVax™ and Valortim® development programs.  The $9.3 million decrease in research and development expenses was primarily due to decreased activity in the Company’s Valortim® and Protexia® programs in 2010 and a one-time termination fee paid to Avecia, incurred in the second quarter of 2009.  These results were partially offset by increased activity under the Company’s SparVax™ program.  In addition, research and development expenses in 2010 were also offset by Therapeutic Discovery Tax Grants received in the fourth quarter of 2010 totaling approximately $0.9 million.

General and administrative expenses were $18.0 million and $22.4 million for the years ended December 31, 2010 and 2009, respectively.  General and administrative expenses decreased approximately $4.4 million for the year ended December 31, 2010, as compared to the prior year as a result of important cost savings measures implemented by the Company which yielded reductions in a number of general and administrative expenses, including the re-assignment of certain employees previously classified as general and administrative into roles in research and development expenses.  These reductions were partially offset by the recording of bad debt expense in 2010 of approximately $2.9 million.

PharmAthene Reports Year End 2010 Financial Results

For the year ended December 31, 2010, PharmAthene's net loss was $34.8 million, or $1.08 per share, compared to $32.3 million, or $1.17 per share for 2009.

As of December 31, 2010, the Company had cash and cash equivalents, restricted cash, short-term investments, and US government accounts and other receivables and unbilled receivables totaling approximately $21.6 million compared to $24.5 million at December 31, 2009.

“During 2010, we took important steps to strengthen PharmAthene’s financial position,” commented Eric I. Richman, President and Chief Executive Officer.  “In the fourth quarter, we completed a public offering of our common stock and conversion of our outstanding convertible notes due July 28, 2011.  As a result we raised net proceeds of approximately $15.9 million to support our ongoing product development activities and eliminated all outstanding debt.  We were pleased that several of our existing as well as new institutional shareholders participated in the latest round of financing.”

Mr. Richman continued, “In 2011 we anticipate reaching a resolution in our litigation with SIGA Technologies.  We submitted our initial post-trial brief to the Delaware Court of Chancery on March 4, and will submit a final reply brief on April 22.  Closing arguments in the case are scheduled for April 29.  I am pleased by how we presented our case at trial and look forward to the Court rendering its decision.”

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s 2010 year-end financial results.  The call is scheduled to begin at 4:30 p.m. Eastern Time on Monday, March 28, 2011, and is expected to last approximately 30 minutes.

The dial-in number within the United States is 866-356-4281.  The dial-in number for international callers is 617-697-5395.  The participant passcode is 23642796.

A replay of the conference call will be available for 30 days, beginning at approximately 7:30 p.m. Eastern Time on Monday, March 28, 2011.  The dial-in number from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant passcode is 32312771.

The conference call will also be webcast and can be accessed from the company’s website at www.pharmathene.com.  A link to the webcast may be found under the Investor Relations section of the website.

PharmAthene Reports Year End 2010 Financial Results

About PharmAthene, Inc.
PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine and a third generation anthrax vaccine with potential for improved potency and stability
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•
rBChE - recombinant butyrylcholinesterase bioscavanger: Protexia®  and a second generation Advanced Expression System ("AES") countermeasures for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, funding delays, reductions or elimination of U.S. government funding and/or non-renewal of expiring funding for one or more of the Company's development programs, the award of government contracts to our competitors or delays caused by third parties challenging government contract awards to us, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there can be no assurance that the Company will prevail in its lawsuit against Siga, or that even if the court rules in the Company's favor, the court will award monetary damages or other remedies adequate to fully compensate the Company for its losses. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for Valortim®. At this point there can be no assurance that the U.S. government will renew its contract with us to fund the development of Valortim® beyond September 2011 or that Valortim® will be shown to be safe and effective and approved by regulatory authorities for use in humans. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

-Tables Follow-

PharmAthene Reports Year End 2010 Financial Results

PHARMATHENE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$11,785,327	$2,673,567
Restricted cash	100,000	-
Short-term investments	-	3,137,071
Accounts receivable, net	5,367,130	8,866,346
Other receivables (including unbilled receivables)	4,317,170	9,834,460
Prepaid expenses and other current assets	1,014,002	973,214
Assets held for sale	1,000,100	-
Total current assets	23,583,729	25,484,658

Property and equipment, net	1,178,416	6,262,388
Patents, net	-	928,577
Other long-term assets and deferred costs	88,447	308,973
Goodwill	2,348,453	2,348,453
Total assets	$27,199,045	$35,333,049

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,128,203	$1,934,119
Accrued expenses and other liabilities	3,035,284	11,532,101
Total current liabilities	6,163,487	13,466,220

Other long-term liabilities	461,858	452,618
Derivative instruments	8,362,995	835,299
Long-term debt	-	17,426,513
Total liabilities	14,988,340	32,180,650

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 46,238,244 and 28,130,284 shares issued and outstanding at December 31, 20010 and 2009, respectively.	4,624	2,813
Additional paid-in-capital	200,847,468	157,004,037
Accumulated other comprehensive income	1,250,497	1,188,156
Accumulated deficit	(189,891,884)	(155,042,607)
Total stockholders' equity	12,210,705	3,152,399
Total liabilities and stockholders' equity	$27,199,045	$35,333,049

PharmAthene Reports Year End 2010 Financial Results

PHARMATHENE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2010	2009

Contract revenue	$20,993,605	$27,549,978
	20,993,605	27,549,978
Operating expenses:
Research and development	20,875,536	30,219,758
General and administrative	18,015,761	22,432,585
Depreciation and amortization	5,655,865	872,304
Total operating expenses	44,547,162	53,524,647

Loss from operations	(23,553,557)	(25,974,669)
Other income (expenses):
Interest income	6,955	269,133
Interest expense	(5,936,480)	(2,837,302)
Loss on early extinguishment of debt	-	(4,690,049)
Other income (expense)	91,355	(90,655)
Change in market value of derivative instruments	(5,457,550)	1,043,782
Total other income (expenses)	(11,295,720)	(6,305,091)

Net loss	$(34,849,277)	$(32,279,760)

Basic and diluted net loss per share	$(1.08)	$(1.17)

Weighted average shares used in calculation of basic and diluted net loss per share	32,309,621	27,575,332